                                                                      EXHIBIT 11

                              MYCOGEN CORPORATION
                                  EXHIBIT 11
                       STATEMENTS RE COMPUTATION OF PER
                                SHARE EARNINGS
                 (Amounts in thousands, except per share data)



                                                         THREE MONTHS ENDED MAY 31,          NINE MONTHS ENDED MAY 31,
                                                            1996           1995                1996            1995
                                                          --------       --------            --------        --------

Net income (loss).....................................    $ 3,521        $ 7,339             $(28,241)       $  (515)

Dividends on preferred stock..........................          -           (378)                (578)        (1,120)
                                                          -------        -------             --------        -------

Net income (loss) applicable to common shares.........      3,521          6,961              (28,819)        (1,635)

Adjustment for dividends on preferred stock...........          -            378                    -(1)           -(1)
                                                          -------        -------             --------        -------
Net income (loss) for computation assuming
  full dilution.......................................    $ 3,521        $ 7,339             $(28,819)       $(1,635)
                                                          =======        =======             ========        =======

Weighted average number of shares outstanding:
Average common shares.................................     30,575         19,308               24,816         19,182

Stock option equivalent shares........................      1,759              -(2)                 -(2)           -(2)
                                                          -------        -------             --------        -------
Average common shares for computation
  of primary net income (loss) per common share.......     32,334         19,308               24,816         19,182

Additional stock option equivalent shares.............         81            315                    -(2)           -(2)

Conversion of preferred shares........................          -          1,661                    -(1)           -(1)
                                                          -------        -------             --------        -------
Average shares for computation of net income (loss)
  per common share assuming full dilution.............     32,415         21,284               24,816         19,182
                                                          =======        =======             ========        =======


Net income (loss) per common share:
  Primary.............................................    $   .11        $   .36              $ (1.16)       $  (.09)
                                                          =======        =======              =======        =======
  Assuming full dilution..............................    $   .11        $   .34              $ (1.16)       $  (.09)
                                                          =======        =======              =======        =======

(1) Additional shares from the conversion of preferred stock and respective adjustments for preferred stock dividends were not included in the calculation assuming full dilution where the effect was antidilutive or the dilutive effect was less than 3%.

(2) Additional shares from stock option equivalents were not included in the calculation of net income (loss) per common share where the effect was antidilutive or the dilutive effect was less than 3%.